Joint Filer Information

Name: Highbridge International LLC

Address:              c/o Harmonic Fund Services
      The Cayman Corporate Centre, 4th Floor
      27 Hospital Road
      George Town, Grand Cayman
      Cayman Islands, British West Indies

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement: July 29, 2010

Signature:  HIGHBRIDGE INTERNATIONAL LLC

      By: Highbridge Capital Management, LLC
     its Trading Manager

      By: /s/ John Oliva

      Name: John Oliva
      Title: Managing Director

 Joint Filer Information

Name: Glenn Dubin

Address:              c/o Highbridge Capital Management, LLC
      40 West 57th Street, 33rd Floor
      New York, New York 10019

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement:  July 29, 2010

Signature:
      /s/ Glenn Dubin

      GLENN DUBIN